UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2009

NOVA BIOSOURCE FUELS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32531	91-2028450
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

109 North Post Oak Lane, Suite 422, Houston, Texas 77024
 (Address of Principal Executive Offices)

713-869-6682
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 16, 2009, pursuant to an order (the "DIP Order") granted on June 24, 2009 by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), Nova Biosource Fuels, Inc. (the "Company") and certain of its subsidiaries to entered into a Debtor-in-Possession Credit Agreement by and among (i) Nova Biofuels Senceca, LLC, the Company, Biosource America, Nova Biosource Technologies, LLC, Nova Biofuels Clinton County, LLC and Nova Biofuels Trade Group, LLC, as borrowers (the "Borrowers"), (ii) Nova Holding Seneca, LLC, NBF Operations, LLC, Nova Holding Trade Group, LLC, and Nova Holding Clinton County, LLC, as guarantors (collectively, the "Guarantors"), (iii) West LB AG, New York Branch, as agent (the "DIP Agent"), (iv) Sterling Bank, as accounts bank, and (v) the lenders party thereto (the "DIP Credit Agreement").

The DIP Credit Agreement provides for a senior, secured post-petition financing of up to $2,030,000 to finance the ordinary costs of the Borrowers' operations, finance a strategic asset disposition process, make payroll, conduct the marketing and potential sale of their assets and satisfy other working capital operational needs.  These borrowings are on a term basis, and borrowings repaid or prepaid by the Borrowers may not be reborrowed.

For each request of funds, the Borrowers may elect to receive either a Eurodollar Loan or a Base Rate Loan (as those terms are defined in the DIP Credit Agreement).  Outstanding borrowings under Eurodollar Loans accrue interest at a per annum rate equal to ten percent (10%) plus the greater of (a) four percent (4%) and (b) the rate obtained by dividing (x) the LIBOR rate for the one-month period since such funds were made available to the Borrowers, and each successive month thereafter (each, an "Interest Period"), by (y) a percentage equal to (i) 100% minus (ii) the reserve percentage, for any day during any Interest Period, in effect on that day under regulations issued by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement with respect to eurocurrency funding.  In general, interest accrued on any Eurodollar Loan is due on the earlier of the last day of each Interest Period or the Maturity Date (as defined in the DIP Credit Agreement).  Outstanding borrowings under Base Rate Loans accrue interest at rate equal to ten percent (10%) per annum plus, for any day, a fluctuating rate per annum equal to the greater of (a) the rate per annum equal to the weighted average of the rates on the overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, plus one-half of one percent (0.50%) and (b) the rate of interest in effect for such day as publicly announced by the DIP Agent as its prime rate.  In general, interest accrued on any Base Rate Loan is due on the earlier of the final day of the month, beginning in the month in which the Base Rate Loan is made, or the Maturity Date.

The principal amount of outstanding loans under the DIP Credit Agreement, together with any unpaid accrued interest thereon, are payable in full upon the Maturity Date.  Subject to certain terms and conditions in the DIP Credit Agreement, as modified by certain stipulations between Borrowers and the DIP Agent amending the DIP Credit Agreement and effective pursuant to the DIP Order, the Maturity Date will be either October 2, 2009 if a specified sale order is entered by the Bankruptcy Court by September 14, 2009 or September 14, 2009 if such sale order is not entered by the Bankruptcy Court by such date, or if earlier, upon the occurrence of certain events specified in the DIP Credit Agreement and the DIP Order.  All obligations under the DIP Credit Agreement are unconditionally guaranteed by the Guarantors.  In general, subject to the requirements to pay certain professional and court fees as specified in the DIP Credit Agreement and certain specified permitted liens, the obligations under the DIP Credit Agreement are secured by either a first priority, priming security interest or a first priority security interest on substantially all of the assets of the Borrowers and the Guarantors.  Additionally, the DIP Credit Agreement provides for certain financial and other covenants, various representations and warranties, and events of default that are customary for transactions of this nature.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information provided above in Item 1.01 of this Current Report on Form 8-K regarding the DIP Credit Agreement is incorporated by reference to this Item 2.03.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVA BIOSOURCE FUELS, INC.

	By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman, Chief Executive Officer and Chief Financial Officer

Date: July 21, 2009